Chuming Provides Preliminary 2007 Financial Results

Leading Chinese Pork Producer in Liaoning Province Expects to Report $128 Million in Revenue and $12.1 Million in Net Income for CY 2007

Dalian, CHINA - February 25, 2008—Energroup Holdings Corporation (OTC Bulletin Board: ENHD - News), through its direct and indirect subsidiaries collectively referred to as Chuming, a Dalian-based processor and supplier of fresh and prepared meat products in China, today announced preliminary financial results for the 2007 calendar year. The Company anticipates reporting revenues of $128 million, representing an 82 percent increase over 2006, and net income of $12.1 million, representing a 49 percent increase from 2006.

Chuming expects to report its 2007 audited financial results on or before March 31, 2008.

“In 2007 we benefited from continued growth in our core markets led by increased sales of frozen pork and processed meat to our retail customers, including both hypermarkets and the over 500+ Chuming-branded franchise stores. We believe our brand, coupled with strong consumer demand for pork, will enable us to deliver further growth during 2008 and beyond,” stated Mr. Huashan Shi, Chairman, CEO and President of the Company and Chuming.

About Chuming

Based in Liaoning Province, Chuming is a leading regional producer and distributor of fresh and prepared meat products in Northeastern China which has a population of 108 million. The Company operates through its subsidiaries, including Chuming Slaughter and Packaging Pork Company, Ltd., Chuming Processed Foods Company, Ltd., and Chuming Sales Company, Ltd., and focuses on pork, the most consumed meat in China. Chuming is a vertically-integrated company with access to proprietary livestock farming, and specializing in processing and distribution of its Chuming-branded products. The Company is a contract supplier of premium pork products to more than 3,600 retail locations, including Wal-Mart, Metro, Carrefour, New-Mart, Hymall and Chuming’s own network of 500+ Chuming-branded franchise stores. Chuming’s processing and distribution facilities maintain ISO 9001 Quality Management System and Hazard Analysis and Critical Control Point (HACCP) certification. Chuming is the first processing company in China’s meat industry to receive “Green Food” Certification from the Ministry of Agriculture, meeting strict environmental, food safety and quality standards from slaughter to shelf.

Cautionary Statement Regarding Forward Looking Information

Certain statements in this news release may contain forward-looking information about Energroup or Chuming and its business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, market and customer acceptance and demand for products, ability to market products, fluctuations in foreign currency markets, the use of estimates in the preparation of financial statements, the impact of competitive products and pricing, the ability to develop and launch new products on a timely basis, the regulatory environment, fluctuations in operating results, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Chuming undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

    John Mattio
    HC International, Inc.
    Tel: +1-914-669-0222
    Email: john.mattio@hcinternational.net